Exhibit 11.1

CODE OF ETHICS

FOR

CHIEF EXECUTIVE OFFICER & SENIOR FINANCIAL OFFICER

OF

DAIICHI SANKYO COMPANY, LIMITED

(Daiichi Sankyo Kabushiki Kaisha)

Article 1. (Purpose)

This code of ethics (the “Code”) applies to the Chief Executive Officer and the General Manager of Finance & Accounting Department, and any persons performing similar functions (the “Covered Officers”), of DAIICHI SANKYO COMPANY, LIMITED (the “Company”). The Board of Directors of the Company shall specify to whom this Code shall apply, and as of the effective date of this Code the Chief Executive Officer and the General Manager of Finance & Accounting Department are specified persons under the Code.

The purposes of this Code are to:

1) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2) promote full, fair, accurate, timely and understandable disclosure in all public communications by the Company;

3) promote compliance with applicable governmental laws, rules and regulations, as well as the Articles of Incorporation and internal rules of the Company;

4) promote the prompt internal reporting of violations of this Code to an appropriate person identified in this Code;

5) promote accountability for adherence to this Code; and

6) deter wrongdoing.

Article 2. (Honest and Ethical Conduct)

Each Covered Officer must act honestly and ethically in conducting his/her work, and adhere to a high standard of business ethics.

Article 3. (Conflicts of Interest)

A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his/her Company work objectively.

Each Covered Officer must:

1) Always give priority to service to the Company over personal gain and advantage;

2) Avoid conflicts of interest wherever possible.

3) Not conduct any transaction concerning a conflict of interest without prior approval of the Board of Directors;

4) Report concerning the execution of any transaction referred to in the preceding clause 3) to the Board of Directors without delay after such transaction.

Article 4. (Disclosure)

With respect to disclosure, each Covered Officer must:

1) Familiarize himself/herself with, and comply with, the disclosure requirements applicable to the Company, including the Company’s disclosure controls and procedures related to the Company’s public reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”).

2) Properly review and critically analyze proposed disclosure or, where appropriate, delegate this task to other qualified parties and supervise the work of such parties.

3) Not knowingly misrepresent, or knowingly cause or allow others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s accounting auditors, governmental regulators and self-regulatory organizations.

Article 5. (Compliance)

Each Covered Officer must observe both the provisions and spirit of all applicable laws, accounting standards and rules and regulations of self-regulatory organizations, as well as the Company’s Articles of Incorporation and other internal rules and policies, including this Code.

Article 6. (Reporting of Violations of this Code)

1) The Board of Directors of the Company is empowered and responsible for applying this Code to specific situations.

2) Any Covered Officer who becomes aware of any existing or potential violation of this Code is required to promptly notify the Compliance Officer responsible for the Company’s Corporate Compliance Program. If the Compliance Officer responsible for the Corporate Compliance Program is directly or indirectly involved in the matter that is an alleged violation of the Code, the Covered Officer must instead notify a Corporate Auditor of the Company of the existing or potential violation of the Code.

3) The Compliance Officer responsible for the Company’s Corporate Compliance Program or, if applicable, the Corporate Auditor shall be empowered to take all action he/she considers appropriate to investigate any violations reported to him/her by each Covered Officer or any other employee.

4) If the Compliance Officer responsible for the Company’s Corporate Compliance Program or, if applicable, the Corporate Auditor determines that a violation has occurred or potential violation is existing after appropriate investigation, he/she shall promptly notify the Board of Directors. Upon being notified that a violation has occurred or potential violation is existing, the Board of Directors shall be empowered to take such disciplinary, corrective or preventive action as it deems appropriate.

5) A Covered Officer may not retaliate against any employee or Covered Officer for reports of existing or potential violations of the Code that are made in good faith.

Article 7. (Changes and Waivers)

Any changes to or waivers, including any implicit waiver, of this Code may only be resolved by the Board of Directors.

Article 8. (Disclosure of Changes and Waivers)

Any changes to or waivers, including any implicit waiver, of this Code shall, to the extent required, be promptly disclosed on Form 20-F or the web site of the Company as provided by SEC rules.

Article 9. (Effective Date)

This Code shall be effective from August 25, 2006.

End